ADVISORY AGREEMENT


           ADVISORY AGREEMENT (the "Agreement") made as of the ___th day of ___________, 199__, between CYPRESSTREE SENIOR FLOATING RATE FUND, INC., a Maryland corporation (the "Fund"), and CYPRESSTREE ASSET MANAGEMENT CORPORATION, INC., a Delaware corporation ("CAM" or the "Adviser").

                                W I T N E S E T H

           WHEREAS, the Fund is registered with the Securities and Exchange Commission as a closed-end management investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act");

           WHEREAS, the Fund desires to retain the Adviser as investment manager to furnish certain investment advisory services to the Fund, the and Adviser is willing to furnish those services;

           NOW THEREFORE, the parties agree as follows:

1.         APPOINTMENT OF ADVISER

           The Fund hereby appoints CAM, subject to the supervision of the Directors of the Fund and the terms of this Agreement, as the investment adviser for the Fund. The Adviser accepts such appointment and agrees to render the services and to assume the obligations set forth in this Agreement commencing on its effective date. The Adviser will be an independent contractor and will have no authority to act for or represent the Fund in any way or otherwise be deemed an agent unless expressly authorized in this Agreement or another writing by the Fund and the Adviser.

2.         DUTIES OF THE ADVISER

a. Subject to the general supervision of the Directors of the Fund and the terms of this Agreement, the Adviser will at its own expense select, contract with, and compensate an investment subadviser (the "Subadviser") to manage the investments and determine the composition of the assets of the Fund; provided, that any contract with the Subadviser (the "Subadvisory Agreement") will be in compliance with and approved as required by the Investment Company Act. Subject always to the direction and control of the Directors of the Fund, the Adviser will monitor compliance of the Subadviser with the investment objectives and investment policies, as set forth in the Fund's registration statement as filed with the Securities and Exchange Commission, and review and report to the Directors of the Fund on the performance of the Subadviser.

b. The Adviser will oversee the administration of certain aspects of the Fund's business and affairs and will furnish to the Fund the following services:



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           (1)       Office and Other Facilities. The Adviser will furnish to
                     the Fund office space in the offices of the Adviser or in such other place as may be agreed upon by the parties to this Agreement from time to time and such other office facilities, utilities and office equipment as are necessary for the Fund's operations.

           (2) Directors and Officers. The Adviser agrees to permit individuals who are directors, officers or employees of the Adviser to serve (if duly elected or appointed) as Directors or officers of the Fund, without remuneration from or other cost to the Fund.

           (3) Other Personnel. The Adviser will furnish to the Fund, at the Fund's expense, any other personnel necessary for the operations of the Fund.

           (4) Reports to Fund. The Adviser will furnish to or place at the disposal of the Fund such information, reports, valuations, analyses and opinions as the Fund may, at any time or from time to time, reasonably request or as the Adviser may deem helpful to the Fund, provided that the expenses associated with any such materials furnished by the Adviser at the request of the Fund will be borne by the Fund.

3.         EXPENSES ASSUMED BY THE FUND

           In addition to paying the advisory fee provided for in Section 5, the Fund will pay all expenses of its organization, operations and business not specifically assumed or agreed to be paid by the Adviser as provided in this Agreement, by the Subadviser as provided in the Subadvisory Agreement, by the Administrator under an administration agreement, or by the principal underwriter (the "Distributor") of the Fund's shares, as that term is defined in Section 2(a)(29) of the Investment Company Act, as provided in a distribution agreement. Without limiting the generality of the foregoing, the Fund, in addition to certain expenses specifically described in Section 2 above, will pay or arrange for the payment of the following:

a. Custody and Accounting Services. All expenses of the transfer, receipt, safekeeping, servicing and accounting for the Fund's cash, securities, and other property, including all charges of depositories, custodians and other agents, if any;

b. Shareholder Servicing. All expenses of maintaining and servicing shareholder accounts, including all charges of the Fund's transfer, shareholder recordkeeping, dividend disbursing, repurchase, and other agents, if any;




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c.         Shareholder Communications. All expenses of preparing, setting in type, printing, and distributing reports, repurchase notifications, and other communications to shareholders;

d. Shareholder Meetings. All expenses incidental to holding meetings of Fund shareholders, including the printing of notices and proxy material, and proxy solicitation;

e. Prospectuses. All expenses of preparing, setting in type, and printing of annual or more frequent revisions of the Fund's prospectus and statement of additional information and any supplements to those documents and of mailing them to shareholders;

f. Pricing. All expenses of computing the net asset value per share for the Fund, including the cost of any equipment or services used for obtaining price quotations and valuing its investment portfolio;

g. Communication Equipment. All charges for equipment or services used for communication between the Adviser or the Fund and the custodian, transfer agent or any other agent selected by the Fund;

h. Legal and Accounting Fees and Expenses. All charges for services and expenses of the Fund's legal counsel and independent auditors;

i. Directors and Officers. Except as expressly provided otherwise in paragraph 2.b.(2), all compensation of Directors and officers, all expenses incurred in connection with the service of Directors and officers, and all expenses of meetings of the Directors and Committees of Directors;

j. Federal Registration Fees. All fees and expenses of registering and maintaining the registration of the Fund under the Investment Company Act and the registration of the Fund's shares under the Securities Act of 1933, as amended (the "1933 Act"), including all fees and expenses incurred in connection with the preparation, setting in type, printing and filing of any registration statement and prospectus under the 1933 Act or the Investment Company Act, and any amendments or supplements to those documents that may be made from time to time;


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k.         State Registration Fees. All fees and expenses of qualifying and maintaining qualification of the Fund and of the Fund's shares for sale under securities laws of various states or jurisdictions, and of registration and qualification of the Fund under all other laws applicable to the Fund or its business activities (including registering the Fund as a broker-dealer, or any officer of the Fund or any person as agent or salesman of the Fund in any state);
l. Issue and Repurchase of Fund Shares. All expenses incurred in connection with the issue, repurchase, and transfer of Fund shares, including the expense of confirming all share transactions, of preparing and transmitting certificates for shares of the Fund, and of sending notifications of repurchase offers to shareholders;

m. Bonding and Insurance. All expenses of bond, liability and other insurance coverage required by law or regulation or deemed advisable by the Fund's Directors including, without limitation, such bond, liability and other insurance expense that may from time to time be allocated to the Fund in a manner approved by its Directors;

n. Brokerage Commissions. All brokers' commissions and other charges incident to the purchase, sale, or lending of the Fund's portfolio securities;

o. Taxes. All taxes or governmental fees payable by or with respect to the Fund to federal, state, or other governmental agencies, domestic or foreign, including stamp or other transfer taxes, and all expenses incurred in the preparation of tax returns;

p. Trade Association Fees. All fees, dues, and other expenses incurred in connection with the Fund's membership in any trade association or other investment organization; and

q. Nonrecurring and Extraordinary Expenses. Such nonrecurring expenses as may arise, including the costs of actions, suits, or proceedings to which the Fund is, or is threatened to be made, a party and the expenses the Fund may incur as a result of its legal obligation to provide indemnification to its Directors, officers, agents and shareholders.

4.         COMPENSATION OF ADVISER

a. The Fund will pay the Adviser a fee, computed daily and paid monthly, on or before the last business day of the month, at the following annualized rate: 0.85% of the Fund's average daily net assets for average daily net assets up to and including $1 billion; 0.80% of the Fund's average daily net assets for average daily net assets between $1 billion and up to and including $2 billion; and 0.75% of the Fund's average daily net assets for average daily net assets in excess of $2 billion. In calculating the net assets of the Fund for purposes of this computation, all liabilities of the Fund will be deducted from gross assets except the principal amount of any indebtedness for money borrowed, including debt securities issued by the Fund.



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b.         If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of such month or from the beginning of the prorated according to the proportion which that period bears to the full month in which the effectiveness or termination occurs.

5.         EXPENSE LIMITATION

           From time to time, the Adviser may waive all or a portion of its fee provided for under this Agreement, or agree to reimburse the Fund in order to limit the Fund's aggregate expenses. The Adviser agrees to be bound by the terms of any publicly announced waiver of its fee, or any limitation of the Fund's expenses.

6.         NON-EXCLUSIVITY

           The services of the Adviser to the Fund are not to be deemed to be exclusive, and the Adviser will be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that the directors, officers, and employees of the Adviser are not prohibited from engaging in any other business activities or from rendering services to any other person, or from serving as partners, officers, directors, trustees or employees of any other firm or corporation, including other investment companies.

7.         SUPPLEMENTAL ARRANGEMENTS

           The Adviser may enter into arrangements with other persons affiliated with the Adviser to enable it to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Adviser.

8.         CONFLICTS OF INTEREST

           It is understood that Directors, officers, agents and shareholders of the Fund are or may be interested in the Adviser as directors, officers, stockholders, or otherwise; that directors, officers, agents and stockholders of the Adviser are or may be interested in the Fund as Directors, officers, shareholders or otherwise; that the Adviser may be interested in the Fund; and that the existence of any such dual interest will not affect the validity of this Agreement or of any transactions under this Agreement except as otherwise provided in the Articles of Incorporation of the Fund and the Articles of Incorporation of the Adviser, respectively, or by specific provisions of applicable law.

9.         REGULATION


           The Adviser will submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.



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10.        DURATION AND TERMINATION OF AGREEMENT

           This Agreement will become effective on the latest of its execution, the effective date of the Fund's registration statement under the Securities Act of 1933 or the date on which this Agreement is approved by the vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of the Fund. The Agreement will continue in effect for two years from the date of its execution and from year to year thereafter, but only so long as such continuance is specifically approved at least annually either by the Directors of the Fund or by the vote of a majority of the outstanding voting securities of the Fund, provided that in either event such continuance will also be approved by the vote of a majority of the Directors of the Fund who are not interested persons (as defined in the Investment Company Act) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

           If the shareholders of the Fund fail to approve the Agreement or any continuance of the Agreement, the Adviser will continue to act as investment adviser with respect to the Fund pending the required approval of the Agreement or its continuance or of a new contract with the Adviser or a different adviser or other definitive action; provided, that the compensation received by the Adviser in respect of the Fund such during such period will be no more than its actual costs incurred in furnishing investment advisory and management services to such Portfolio or the amount it would have received under the Agreement in respect of the Fund, whichever is less.

           This Agreement may be terminated at any time, without the payment of any penalty, by the Directors of the Fund or by the vote of a majority of the outstanding voting securities of the Fund, on sixty days' written notice to the Adviser, or by the Adviser on sixty days' written notice to the Fund. This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the Investment Company Act).

11.        PROVISION OF CERTAIN INFORMATION BY ADVISER

           The Adviser will promptly notify the Fund in writing of the occurrence of any of the following events:

a. the Adviser fails to be registered as an investment adviser under the Investment Advisers Act or under the laws of any jurisdiction in which the Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;



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b.         the Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund; and

c. the chief executive officer or controlling stockholder of the Adviser or the portfolio manager of the Fund changes.

12.        AMENDMENTS TO THE AGREEMENT

           This Agreement may be amended by written amendment signed by the parties, provided that the terms of any material amendment shall be approved (i) by the vote of a majority of the outstanding voting securities of the Fund and
(ii) by the vote of a majority of the Directors of the Fund who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by law.

13.        ENTIRE AGREEMENT

           This Agreement contains the entire understanding and agreement of the parties.

14.        HEADINGS

           The headings in the sections of this Agreement are inserted for convenience of reference only and will not constitute a part of this Agreement.

15.        NOTICES

           All notices required to be given pursuant to this Agreement will be delivered or mailed to the last known business address of the Fund or Adviser in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice will be deemed given on the date delivered or mailed in accordance with this section.

16.        SEVERABILITY

           If any provision of this Agreement is held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement will not be affected.

17.        GOVERNING LAW

           The provisions of this Agreement will be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the Commonwealth of Massachusetts, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter will control.



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18.        LIMITATION OF LIABILITY OF ADVISER

           Neither the Adviser nor any of its officers, directors, or employees, nor any person performing executive, administrative, trading, or other functions for the Fund (at the direction or request of the Adviser) or the Adviser in connection with the Adviser's discharge of its obligations undertaken or reasonably assumed with respect to this Agreement, shall be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for loss resulting from willful misfeasance, bad faith, or gross negligence in the performance of its or his duties on behalf of the Fund or from reckless disregard by the Adviser or any such person of the duties of the Adviser under this Agreement.

           IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

                                   CYPRESSTREE SENIOR FLOATING RATE
                                             FUND, INC.



                                             By:
                                                  ------------------------------


                                   CYPRESSTREE ASSET MANAGEMENT
                                             CORPORATION, INC.



                                             By:
                                                  ------------------------------